Rand Logistics, Inc.

Fiscal Year 2015 Third Quarter Ended December 31, 2014
Earnings Call

February 5, 2015

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

C O R P O R A T E   P A R T I C I P A N T S

Alison Ziegler, Vice President, Cameron Associates

Edward Levy, President and Chief Executive Officer

Joseph McHugh, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jon Tanwanteng, CJS Securities

William Horner, BB&T Capital Markets

Ross Haberman, Haberman Management Corporation

P R E S E N T A T I O N

Operator:

Good day and welcome to the Rand Logistics, Inc. Fiscal Year 2015 Third Quarter Conference Call.  Today's conference is being recorded.  At this time, I would like to turn the conference over to Ms.  Alison Ziegler, Vice President, Cameron Associates.  Please go ahead, Ma'am.

Alison Ziegler:

Thank you, Eric.  Good morning, ladies and gentlemen, and welcome to Rand Logistics Fiscal 2015 Third Quarter Conference Call.  On the call today from the Company are Ed Levy, Rand's Chief Executive Officer and Joe McHugh, Rand's Chief Financial Officer.  Laurence Levy, Executive Vice Chairman of Rand and Scott Bravener, President of Lower Lakes will join the call on the question and answer session.

A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.  You just have to look down a couple on the website for today's date.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements.  For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of an economic downturn in certain of our markets, the weather conditions on the Great Lakes and our ability to maintain and replace our vessels as they age.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 12th, 2014 as well as other recent filings.

I'd now like to turn the call over to Ed Levy.  Go ahead, Ed.

Edward Levy:

Thanks Alison.  We were generally satisfied with our fiscal third quarter results which continued the trend of improved vessel operating and reliability performance.  Our results have also benefited from new long-term contractual business, which has helped us to rebalance our commodity mix and leverage our existing route network, leading to improved trade pattern efficiencies.  Additionally, we are benefiting from higher water levels and modest contractual price increases.

For our fiscal third quarter ended December 31st, 2014, we reported operating income plus depreciation, amortization, loss on foreign exchange, and lease termination expense of $15.1 million, up 15.2% from the prior year period and 20.7% on a constant currency basis.  For the first nine months of fiscal 2015, this figure was $43.6 million, up 7.1% from the prior year period and 10.8% on a constant currency basis.

The improvement in our year-to-date profitability was tempered by the weaker Canadian dollar, as compared to the same period last year, which negatively impacted results by $1.5 million, as well as adverse weather conditions in April through mid-May of this past sailing season.  As previously disclosed, as a result of the latter, our operating income plus depreciation, amortization, loss on foreign currency, was $3 million less in April 2014 compared to April 2013.

During the third quarter of fiscal 2015, we operated 15 vessels consistent with the third quarter of fiscal 2014.  The number of Sailing Days that we operated decreased by 0.7% or nine days, to 1,361 days as compared to 1,370 days in the same quarter last year.  The decline relative to last year was related to the timing of vessel layups and was not unanticipated.  We sailed an average of 91 Sailing Days per vessel during the three-month period ended December 31st, 2014 versus a possible 92 days available.  This performance resulted in a fleet utilization of 98.6%.

For the nine months ended December 31st, 2014, we sailed 3,850 days versus 3,918 days in the comparable period last year.  Our fleet utilization for the nine months ended December 31st, 2014 equaled 93.3%.  As previously disclosed, we lost 195 days due to adverse weather conditions on the Great Lakes at the start of the 2014 sailing season.  For the nine months ended December 31st, 2014, we had a total of 30 days out of service or 0.8% of total Sailing Days, as compared to 23 days or 0.5% of total Sailing Days for the comparable period last year.

Vessel reliability remains a top priority.  Process improvements that we have implemented are continuing to yield results, driving both revenue gains and expense reductions.  Delay Days, which we define as the lost time incurred by our vessels while in operation, is a key reliability metric that we monitor.  Delay Days can occur due to inclement weather, dock delays, traffic congestion or vessel mechanical issues.  Our overall delay time losses improved to 139 days or 10.2% of actual Sailing Days in the three months ended December 31st, 2014.  This compares to 178 days or 13% of total Sailing Days experienced in the quarter ending December 31st, 2013.  The 39 day reduction in Delay Days in the quarter allowed us to increase the time that our vessels were in revenue loaded condition and was a factor in increasing our profitability by 15.2% on a quarter-over-quarter basis.

Year-to-date, overall delay time losses improved to 342 days or 8.9% of actual Sailing Days.  This compares to 400 days, or 10.2% of total Sailing Days, for the same time period last year.  We believe that we have an opportunity to continue to reduce our controllable Delay Days in the 2015 sailing season.  Each 1% decline in Delay Days creates approximately 40 incremental Sailing Days which, given the operating leverage in our business, are highly profitable.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

Vessel margin per day for the 2014 sailing season equals $13,849, a $1,155 or 9.1% increase compared to the 2013 sailing season.  On a constant currency basis, this profitability metric increased by $1,623 per day or 12.8%.

A more balanced commodity mix combined with consistent customer demand resulted in improved scheduling flexibility.  This allowed us to improve the efficiencies of our trade patterns.  Customer demand remained strong in the third quarter, leading to a 13.8% increase in tonnage transported versus the same period a year ago, which was relatively consistent with our expectations coming into the sailing season.  On a full year basis, our tonnage transported equaled 21.5 million tons.  Our tonnage transported was impacted by a loss of approximately 1.6 million tons due to the delayed start of the sailing season.

Our salt tonnage was up 70.8% in the quarter and 30% year-to-date.  The increase in salt tonnage is primarily due to restocking depleted supplies and contributed to the improved efficiency of our trade patterns.  Based on customer nominations received and discussions we have had with customers, we are anticipating that our salt volumes in the 2015 sailing season will be consistent with our volumes in the recently completed season.

Our iron ore tonnage was up 29.1% in the quarter and 27% year-to-date.  Growth in our iron ore tonnage was almost entirely a result of long-term contracts that we were awarded and that began in the 2014 sailing season.  We are projecting no appreciable change in our iron ore tonnage transported in the 2015 sailing season relative to the 2014 sailing season.

We haul a majority of the infrastructure aggregates transported on the Great Lakes.  Our aggregates tonnage was up 9.1% for the quarter and down 10.1% on a year-over-year basis.  Much of the year-over-year decline is a result of the delayed start of the 2014 sailing season.  For the first time in several years, we experienced modest organic growth in certain select aggregates end markets.  Aggregates account for approximately 46.6% of our total tons moved in the 2014 sailing season.  A legislative initiative in the state of Michigan aimed at increasing funding for roads and infrastructure will be voted on in early May 2015.  If passed, it is likely to have a positive impact on aggregates demand in the state.

Our coal tonnage was down approximately 4.9% on a year-over-year basis.  The decline is due to weather issues in April and May 2014.

We are also benefiting from an improvement in water levels which have rebounded and are now at or above historical norms.  This has enabled us to increase our tons carried per trip.

It is still too early to provide a precise outlook for the 2015 sailing season.  However, based on tonnage nominations already received and conversations with other of our customers, we do not foresee a material change in demand for our services in the upcoming sailing season as compared to the 2014 sailing season.  We have completed the renegotiation of several of our customer contracts expiring prior to the start of the 2015 sailing season and are satisfied with both the terms and pricing that we have been able to achieve.  Of the remaining contracts that have yet to be renewed, no single expiring contract accounts for more than 2% of our total tonnage.

With that, I’d like to turn the call over to Joe McHugh for a review of the financial results.  Joe?

Joseph McHugh:

Thanks Ed.  I would now like to provide a more detailed explanation of our financial results for the quarter ended December 31, 2014 compared to the comparable period in the prior fiscal year.

Freight and other related revenue, which excludes fuel and other surcharges and outside charter revenue, increased by 5.3% to $42.0 million from $39.9 million.  This increase was primarily attributable to an increase in tonnage carried, price increases, improvements in commodity mix and water levels, and a higher percentage of time in revenue loaded condition, offset by the weaker Canadian dollar.  On a constant currency basis, freight and other related revenue increased by 9.9% or $4.0 million.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

Total revenue for the quarter decreased by 1.7% to $49.1 million.  This was primarily due to the decline in the value of the Canadian dollar, a reduction in fuel surcharge revenue and fewer Sailing Days, offset in large part by an increase in tonnage carried, an associated increase in freight and related revenue, contractual price increases, improvements in commodity mix and water levels, and a higher percentage of time spent in revenue loaded condition.

Vessel operating expenses decreased by approximately $2.9 million, or 8.9%, to $29.8 million.  This decrease was primarily due to improvements in certain of our operating metrics, a reduction in fuel expenses and the weaker Canadian dollar.  Vessel operating expenses per Sailing Day decreased by 8.3%, or $1,972 to $21,929 in the third quarter of fiscal 2015, from $23,901 in the comparable period of fiscal 2014.

We achieved an increase in vessel margin per day of 16.6% from $11,692 in the quarter ended December 31, 2013 to $13,633 in the quarter ended December 31, 2014.  Assuming no change in exchange rates compared to the comparable quarter last year, our vessel margin per day for the quarter ended December 2014 increased $2,579 or 22.1%.

Our general and administrative expenses were $3.5 million in the quarter.  G&A costs increased quarter-over-quarter due to modest increases in compensation and benefit costs, legal costs and one-time incidental proxy related expenses, offset by the weaker Canadian dollar.  Our general and administrative expenses represented 8.3% of freight and related revenues compared to 7.4% in the year ago quarter.

Operating income plus depreciation and amortization, loss on foreign exchange and lease termination expense increased 15.2%, or $2.0 million, to $15.1 million for the quarter ended December 31, 2014.  Assuming no change in exchange rates compared to the comparable quarter last year, our operating income plus depreciation and amortization, loss on foreign exchange and lease termination expense for the quarter ended December 2014 increased by more than 700,000, or 20.7% above the prior year.

As illustrated on Slide number 13, operating income plus depreciation and amortization, loss on foreign exchange and lease termination expense increased 7.1%, or $2.9 million, to $43.6 million for the nine month period ended December 31, 2014.  Assuming no change in exchange rates compared to the comparable period last year, our operating income plus depreciation and amortization, loss on foreign exchange and lease termination expense increased by an additional $1.5 million or 10.8% above the prior year.

For the quarter and year-to-date period ended December 31, 2014, the average exchange rate equaled 88.1 and 90.5 US cents per Canadian dollar respectively.  This compared to 95.3 and96.4 US cents per Canadian dollar respectively for the quarter and year-to-date periods ended December 31, 2013.  The change in the exchange rates resulted in a reduction of $700,000 and $1.5 million, as compared to the quarter-over-quarter and year-to-date periods respectively.  Over the course of the year, every one penny change in the value of the Canadian dollar versus the US dollar, our operating income plus depreciation and amortization is affected by approximately $250,000 US.

In addition, we incurred $300,000 and $700,000 of balance sheet adjustments during the quarter and year-to-date periods respectively that were reported on our earnings as a loss on foreign exchange.  This was primarily a non-cash loss on translation of approximately $34.2 million US dollar denominated debt incurred in March 2014 and carried on the balance sheet of the Canadian subsidiary, net of $25.0 million of currency hedging for the threemonth period ended December 31, 2014.  As of January 1, 2015, we entered into a $34.2 million currency hedge, which will likely eliminate substantially all balance sheet adjustment risks in the current quarter.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

For the quarter ended December 31, 2014, our effective income tax rate equaled a negative 42%, primarily due to the provision benefit for income tax of $1.3 million due to the change in forecasted pretax results and the implementation of the valuation allowance related to the net US Federal deferred tax assets.

For the first nine months of fiscal 2015, net income per share on a diluted basis increased to $0.60 from $0.16 in the year ago period.

Finally, I'd ask you to turn to Slide 14 on the aforementioned presentation.  We believe that this chart which illustrates the Company's trailing four quarters of operating income plus depreciation, amortization, loss or gain on foreign exchange and lease termination expense since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions.

Now I'd like to turn the call back over to Ed.  Ed?

Edward Levy:

Thanks Joe.  While we continue to make gains in operating performance and profitability, management is sharpening its focus and placing a higher priority on return on invested capital.  We have developed a series of initiatives designed to improve our return on capital.  Management’s roadmap to improving return on capital consists of six primary elements, including:

•	capitalizing on recent IT investments to identify, modify, or eliminate customer contracts that are yielding an unacceptable return on invested capital;
•	formalizing return on invested capital parameters for setting contract terms and pricing;
•
continuing to improve the reliability and operating efficiency metrics to increase the percentage of time our vessels are in revenue loaded condition—we have labeled this initiative ‘finding 15 minutes a day’;

•	rationalizing costs;
•	increasing our self sufficiency relating to ship repair, maintenance, and capital expenditures; and finally,
•
introducing our newest vessel into service in the second half of 2015.  The vessel conversion project remains on schedule and on budget.  Keel laying began on January 5th, 2015.  As previously mentioned, we have long-term contracts in hand that fully utilize this vessel.

As an example of our sharpened focus on return on invested capital, during the quarter, the Company exercised its right to terminate the bareboat charter agreement related to the McKee Sons barge, which has not operated since December 2012.  When operating, this vessel contributed to earnings.  However, the capital necessary to return it to service would result in a substandard return on invested capital.  In conjunction with exercising our termination right, we recorded a $2.7 million loss in the quarter, including the write-off of $1.5 million of vessel leasehold improvements.

Before I open up the call to questions, I would also like to welcome Kirk Thompson and Robert Kurz as new members of our Board of Directors.  Both bring significant experience and insights in the transportation and logistics industry.  Mr. Thompson, the current Chairman of the Board of JB Hunt Transport Services Inc., led JB Hunt from a $20 million trucking company to one of Forbes Magazine’s Best Managed Companies in America and Fortune Magazine’s list of America's Most Admired Companies with current annual revenues of approximately $6 billion and a market capitalization approaching $10 billion.

Mr. Kurz currently serves as Vice President of Kinder Morgan Terminals and President of American Petroleum Tankers.  Robert’s strong experience and senior roles in the maritime industry, including CEO of American Petroleum Tankers, a Blackstone portfolio company, President and CEO of American Shipping Corporation, and President of Keystone Shipping Company, will be valuable to our organization.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

Operator, we'd now like to open the call up for questions.

Operator:

Thank you.  If you'd like to ask a question, please signal by pressing star, one on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star, one to ask a question.  We'll pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll take our first question from Jon Tanwanteng of CJS Securities.

Jon Tanwanteng:

Good morning guys.  Thank you for taking my questions.

Edward Levy:

Good morning, Jon.

Jon Tanwanteng:

From what I can tell, it looks like you actually had a pretty decent quarter after taking out the impact of the Canadian dollar.  First of all, maybe I missed earlier, but can you tell us what the Adjusted EBITDA would have been if the FX rate was unchanged?

Edward Levy:

Sure.  The impact to EBITDA that—excluding the gain or loss from FX that is a line item in our P&L--the impact versus last year’s currency rate for the quarter was $700,000; year-to-date was $1.5 million reduction in earnings.  Versus 1-to-1, for the quarter—if the FX rate were 1-to-1 for the quarter, our earnings would have been $1.1 million higher and year-to-date our earnings would have been $2.5 million higher at 1-to-1 exchange rate.

Jon Tanwanteng:

Okay, thanks and then second, how are you addressing the issue of currency going forward and you know rates have gone down again in January.  Are you actively hedging any portions of your operations and contracts?

Edward Levy:

We are actively hedging as Joe mentioned our balance sheet risk and we’re in the process of evaluating for the 2015 sailing season, Jon, protection for our income statement.  So we’re in the process now of evaluating and we’ve been looking at that for a fair bit of time.

Jon Tanwanteng:

Okay and then given that backdrop, what is the prospect for EBITDA growth in fiscal ‘16 given where rates are right now?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

Edward Levy:

Including FX or excluding?

Jon Tanwanteng:

Including.

Edward Levy:

We’re not smart enough to prognosticate where FX is going.  Our base business, we certainly feel like we will have organic growth, Jon.  Vessel margin per day for the 2014 sailing season ex-currency exchange is 13%.  We’re not making a projection at this point, as to where we think that number will fall out.  Let us continue to pull together our budget and finish off our customer discussions, and we’ll be able to give you a sense of that in the future.

Jon Tanwanteng:

Okay, fair enough and then could you talk about the level of ice currently on the lakes and if you expect another delayed start to the season at all?

Scott Bravener:

Jon, the level of ice formation on the lakes right now is about 50% of last year and roughly equivalent to 2011.  So at this point we’re expecting a normal Great Lakes operating season, 2015 season.

Jon Tanwanteng:

Okay, that’s helpful and then finally, can you just update us on the costs of getting Number 17 out, just the cap ex that you expected to spend?

Edward Levy:

Yes, we have not at this point, Jon, probably disclosed the all-in-cost of that piece of equipment.  We continue to be on budget and on schedule with the piece of equipment and expect to introduce it into service in the second half of 2015.  And we believe it will be strongly accretive to our return on invested capital when introduced.

Jon Tanwanteng:

Okay.  Thank you very much, guys.

Operator:

At this time we have one question remaining in the queue.  Once again, it is star, one to ask a question and we’ll take our next question from Kevin Sterling with BB&T Capital Markets.

William Horner:

Good morning, guys.  It’s actually William Horner on for Kevin.

Edward Levy:

Hey, William.

William Horner:

Sticking with Vessel 17, which I guess is Vessel 16 now, you say the second half of 2015.  I mean, do you have a better I guess ballpark of when that is?  Are we talking about the latter part of the half of the year, or is it maybe something mid-to-late summer that we could see it come into service?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

Scott Bravener:

It will be in operation for a full third quarter of our operation, William.

Edward Levy:

So October 1 into service.

William Horner:

Okay, great.  That’s really helpful.  Thanks for that and so, sticking with your outlook for 2015, Ed, I think you mentioned your total tonnage was up this year, your total tonnage was around 21.5 million tons.  Obviously you lost the impact of 1.6 million tons in April.  So, I guess we’re talking a 23 million ton run rate for the year if my numbers are right.  Is that the right way to think about 2015 on an all-in basis or should we think about tonnage being up a little bit given the contribution from Vessel 16 in the third quarter?

Scott Bravener:

Yes, William, tonnage will certainly increase beyond the 23 million this year due to the impact of the new vessel in the last operating quarter of the year.

Edward Levy:

We announced that a bit ago and I think we’ve updated it.  We entered into a relatively significant new contract which begins April 1st, 2015, which will drive some growth for sure in our tonnage.  And that’s some of the underpinnings which will fill the capacity of what is, you’re correct, vessel 16?  The other element beside tonnage is that we continue to fine tune and modify our mix to drive as much profit improvement as possible and we’ve entered into contracts this winter that will allow us to drive mix.  Won’t necessarily change our tonnage, but by changing the mix, it will increase our profitability.

William Horner:

Okay, that’s make sense, because in your prepared remarks, you kind of indicated your salt tonnage maybe about consistent with this year, same with iron ore.  So it’s just going to be continued efforts.  The way I’m reading is it’s more continued efforts of improving that mix and really maximizing revenue loaded conditions as you like to say.

Edward Levy:

Yes, we continue to drive mix and we continue to reduce the inefficiencies in our operations which effectively create days for us, which allows us then to drive incremental volumes without any additional cost.

William Horner:

Right. Okay, thanks and going back to the McKee Sons and the decision to terminate that charter.  I know last quarter you mentioned the negotiating process with the owner of the barge was in a relatively fragile state and it looks like that kind of came to a head.  So could you maybe add some color as to what—kind of led to the final agreement to terminate the charter?  Was it just the owner of the barge unwilling to bend in terms of helping out with capital commitments necessary to get it re-floating.  And just a better idea of f what led to the decision?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

Edward Levy:

Yes, I think the conclusion was made that we couldn’t generate an appropriate return on capital and at that point the alternative was for us to exercise our right to terminate.

William Horner:

Okay, that’s helpful, guys that's all I got.  Good work on a nice quarter and thanks for laying out some of the nuances with the forex headwinds.  That’s helpful for us.

Edward Levy:

All right.  Thanks a lot, William.

Operator:

As a reminder, it's star, one to ask a question today and we’ll take our next question from Ross Haberman with Haberman Management Corporation.

Ross Haberman:

Could you talk about the capital expenditures for the rest of the calendar year and just refresh us, in a normal year my recollection is you usually lose $4 to $5 million.  Is that on a cash flow basis?  I know you lost a lot more last year, but is that within the ballpark on a normal fourth quarter loss?

Edward Levy:

Good morning, Ross.  I'll take them in reverse order.  Your $4 million number is low.  We’ll typically lose probably closer to double that, so call it $8 million is probably a better number.

Ross Haberman:

Okay.

Edward Levy:

Okay and that assumes that we’re getting all of our vessels into operation prior to April 1st.  So I think 8 probably is a better number to be thinking about there.  And then cap ex for the January through March 31st period will be in the neighborhood of $15 million this year.

Ross Haberman:

Okay, all right.  Thank you very much.

Edward Levy:

No worries.

Operator:

It appears there are no further questions at this time.  I’d like to turn the conference over to today’s speakers for any additional or closing remarks.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

Rand Logistics, Inc. – Fiscal Year 2015 Third Quarter Ended December 31, 2014 Earnings Call, February 5, 2015

Edward Levy:

Thank you, Operator, and thank you all for your continued interest in Rand Logistics.  As always, please don't hesitate to call with any questions.

Operator:

This concludes today’s call.  Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.